EXHIBIT 99

Section 2: EX-99 (PRESS RELEASE)

FOR RELEASE 8:30 a.m. July 18, 2006

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES RECORD EARNINGS

BUCHANAN, VIRGINIA. July 18, 2006 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter ending June 30, 2006. Net income for the second quarter amounted to $954,855 which is the highest quarterly income in the history of the company. This amount compares to $811,842 for the same period last year, representing an increase of $143,013 or 17.62%. Both basic and diluted earnings per share increased $0.11 from $0.66 at June 30, 2005 to $0.77 at June 30, 2006.

Net income for the first six months of 2006 amounted to $1,832,995, as compared to $1,562,924 for the same six month period of 2005, an increase of $270,071, or 17.28%. Basic and diluted earnings per share for the first six months of 2006 amounted to $1.48 per share compared to $1.26 per share for the first six months of 2005, an increase of $0.22.

At June 30, 2006 total assets amounted to $257,160,413, total deposits were $233,033,290, net loans stood at $192,177,113 and total shareholders’ equity was $22,989,065.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., “We are pleased to report continuing strong earnings in the second quarter ending June 30, 2006, following two consecutive years of record annual earnings. The company’s ongoing performance is gratifying. The continued positive earnings trend for 2006 is reflective of steady loan demand, lower loan loss expense resulting from improved loan quality, and a positive impact on the bank resulting from the Federal Open Market Committee’s monetary policy actions.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates eight full service offices in Botetourt, Rockbridge, and Roanoke counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

- END OF TEXT. SEE FINANCIAL INFORMATION ON FOLLOWING PAGES.

Botetourt Bankshares, Inc.

Consolidated Balance Sheets

June 30, 2006 and December 31, 2005

	(Unaudited) June 30, 2006	(Audited) December 31, 2005
Assets
Cash and due from banks	$7,060,747	$8,985,579
Interest-bearing deposits with banks	257,896	291,648
Federal funds sold	17,224,000	6,752,000
Investment securities available for sale	29,101,055	27,940,163
Investment securities held to maturity	1,539,858	1,809,776
Restricted equity securities	524,600	474,000
Loans, net of allowance for loan losses of $2,348,715 at June 30, 2006 and $2,271,074 at December 31, 2005	192,177,113	183,352,611
Property and equipment, net	5,652,032	5,784,284
Accrued income	1,445,141	1,222,811
Foreclosed assets	80,000	—
Other assets	2,097,971	1,920,863

Total assets	$257,160,413	$238,533,735

Liabilities and stockholders equity
Liabilities
Noninterest-bearing deposits	$36,501,283	$31,365,352
Interest-bearing deposits	196,532,007	184,477,729

Total deposits	233,033,290	215,843,081

Accrued interest payable	679,198	548,317
Other liabilities	458,860	407,292

Total liabilities	234,171,348	216,798,690

Commitments and contingencies	—	—
Stockholders’ equity
Common stock, $1.00 par value, 2,500,000 shares authorized, 1,240,900 issued and outstanding at June 30, 2006 and 1,240,121 issued and outstanding at December 31, 2005	1,240,900	1,240,121
Additional paid-in capital	1,530,184	1,510,751
Retained earnings	20,346,778	18,960,299
Accumulated other comprehensive income (loss)	(128,797)	23,874

Total stockholders’ equity	22,989,065	21,735,045

Total liabilities and stockholders’ equity	$257,160,413	$238,533,735

Botetourt Bankshares, Inc.

Consolidated Statements of Income

For The Six and Three Months Ended June 30, 2006 and 2005 (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
Interest income
Loans and fees on loans	$7,512,452	$6,262,159	$3,850,973	$3,193,335
Federal funds sold	258,480	18,582	149,602	14,217
Investment securities:
Taxable	388,504	259,801	201,423	129,197
Exempt from federal income tax	186,110	187,900	93,312	92,585
Dividend income	19,317	15,519	10,089	7,989
Deposits with banks	6,253	2,333	4,242	1,233

Total interest income	8,371,116	6,746,294	4,309,641	3,438,556

Interest expense
Deposits	2,824,402	1,828,903	1,495,017	958,096
Federal funds purchased	—	16,807	—	475

Total interest expense	2,824,402	1,845,710	1,495,017	958,571

Net interest income	5,546,714	4,900,584	2,814,624	2,479,985
Provision for loan losses	150,000	250,000	75,000	125,000

Net interest income after provision	5,396,714	4,650,584	2,739,624	2,354,985

Non-interest income
Service charges on deposit accounts	279,398	278,699	147,959	140,487
Net realized gains (losses) on sales of securities	—	7,198	—	—
Other income	485,628	492,949	243,734	225,147

Total non-interest income	765,026	778,846	391,693	365,634

Non-interest expense
Salaries and employee benefits	2,141,366	1,845,241	1,052,919	913,612
Occupancy and equipment expense	435,006	402,413	226,621	197,930
Other expense	930,191	932,359	455,772	426,840

Total non-interest expense	3,506,563	3,180,013	1,735,312	1,538,382

Income before income taxes	2,655,177	2,249,417	1,396,005	1,182,237
Income tax expense	822,182	686,493	441,150	370,395

Net income	$1,832,995	$1,562,924	$954,855	$811,842

Basic earnings per share	$1.48	$1.26	$0.77	$0.66

Diluted earnings per share	$1.48	$1.26	$0.77	$0.66

Basic weighted average shares outstanding	1,240,395	1,235,518	1,240,592	1,235,668

Diluted average shares outstanding	1,242,816	1,236,351	1,243,266	1,236,501